UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2022

KIROMIC BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39619	46-4762913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7707 Fannin Street, Suite 140 Houston, TX,	77054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (832) 968-4888

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	KRBP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on March 7, 2022, entities related to Empery Asset Management, LP (the “Empery Entities”) and Sabby Management LLC (the “Sabby Entities”, together with the Empery Entities, the “Plaintiffs”)  filed a complaint in the District Court for the Southern District of New York alleging claims against Kiromic BioPharma, Inc. (the “Company”) and certain current and former officers and directors of the Company (together with the Company, the “Initial Defendants”) for alleged violations of Sections 11, 12, and 15 of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the purchase of Company’s common stock, par value $0.001 per share (the “Common Stock”), through the Company’s public offering that closed on July 2, 2021. On July 22, 2022, the Plaintiffs amended their complaint to, among other things, include the underwriter in the public offering ThinkEquity LLC as a defendant (together with the “Initial Defendants”, the “Defendants”). The aforementioned litigation was entitled “Sabby Volatility Warrant Master Fund Ltd., et al. v. Kiromic BioPharma, Inc. et al., Case No. 22-cv-1927 (SDNY)” (the “Litigation”) in the United States District Court for the Southern District of New York.

On October 10, 2022, the Company, along with the other Initial Defendants, entered into a Stipulation of Settlement and Mutual Release with the Empery Entities and with the Sabby Entities (the “Settlement Agreements”), respectively, pursuant to which the Sabby Entities, the Empery Entities, the Company and the other Initial Defendants (the “Parties”) agreed to dismiss the case with prejudice against all Defendants (including ThinkEquity, LLC) with no admission of liability (the “Settlement”).  As part of the Settlement, the Company will (a) make a $75,000 cash payment to each of the Empery Entities and the Sabby Entities and (b) issue convertible notes (the “Settlement Notes”) in the aggregate principal amount of $1,656,720 to each of the Empery Entities and the Sabby Entities (collectively, the “Settlement Consideration”). The Settlement Notes are convertible into shares of Common Stock (the “Conversion Shares”) at an initial conversion price per share of $0.3068, representing the average of the closing price of the Common Stock reported on The Nasdaq Capital Market for the five (5) trading days prior to the entry of the Settlement Agreements, subject to a beneficial ownership limitation equivalent to 9.99%.

Both Settlement Agreements are conditioned upon the Company obtaining financing no later on October 18, 2022 for aggregate gross proceeds to the Company of not less than $5 million (the “Conditional Financing”), after which within one business day the Parties shall promptly submit a joint motion seeking court approval of the Settlement Agreements under Section 3(a)(10) of the Securities Act (the “Joint Motion”). The Settlement Agreements shall become void if the Conditional Financing requirement is not satisfied or if the Court does not approve the Joint Motion by November 15, 2022. Upon receipt of the Settlement Consideration by the Plaintiffs, the Plaintiffs and the initial Defendants shall mutually release each other and their respective related persons from any and all manner of actions and proceedings relating to or arising out of the Litigation. While the Company is in discussions with potential financing sources and is working diligently with its advisors to obtain financing in order to satisfy the Conditional Financing requirement, there is no assurance that the Conditional Financing requirement will be satisfied by October 18, 2022.  In addition, there is no assurance that the requisite court approval of the Joint Motion will be obtained by November 15, 2022 or that other terms and conditions to the Settlement under the Settlement Agreements will be met.  Therefore there is no assurance that the Settlement will be achieved due to these important conditions that are largely outside of the Company’s control.

The foregoing description of the Settlement Agreements and the Settlement Notes is qualified in their entirety by reference to the full text of such Settlement Agreements and Settlement Notes, copies of which are attached hereto as exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

Item 3.02     Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 1.01 above, which disclosure is incorporated herein by reference. The issuance of the Settlement Notes and the Conversion Shares will be under the exemption provided by Section 3(a)(10) of the Securities Act, subject to the court approval of the Joint Motion.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Stipulation of Settlement and Mutual Release, dated October 10, 2022, by and among Kiromic Biopharma, Inc., Empery Asset Master, Ltd. and other parties

10.2	Stipulation of Settlement and Mutual Release, dated October 10, 2022, by and among Kiromic Biopharma, Inc., Sabby Volatility Warrant Master Fund Ltd. and other parties

10.3	Form of the Subordinated Convertible Promissory Note

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kiromic BioPharma, Inc.
Date: October 14, 2022	By:	/s/ Daniel Clark
Name: Daniel Clark
Title: Chief Financial Officer